UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LINCOLNWAY ENERGY, LLC
(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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January 21, 2016

Dear Member:

You are cordially invited to the 2016 Annual Meeting of the Members of Lincolnway Energy, LLC which will be held at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa on Thursday, March 3, 2016, commencing at 6:30 p.m. (the “2016 Annual Meeting”).

A Notice of Internet Availability of Proxy Materials (which includes information about the proxy card, proxy statement, notice of annual meeting and our 2015 annual report (the “Proxy Materials”)) was mailed to our members today, and the Proxy Materials have been posted on our website at www.linconwayenergy.com.  We urge all members to access the Proxy Materials, print the proxy card, fill it out and send it to us to count your votes for the 2016 Annual Meeting.  We will also mail proxy cards to all members on or about February 1, 2016.

Details of the business to be conducted at our 2016 Annual Meeting are provided in the attached Notice of Annual Meeting of Members and Proxy Statement.

YOUR VOTE IS VERY IMPORTANT and it is important that your units be represented and voted at the meeting.  The Directors therefore urge you to carefully review all of the Proxy Materials, and then complete, sign and date the proxy card and promptly return it in the reply envelope.  You can also print the proxy card off our website (www.lincolnwayenergy.com) and return it to the Company.  In either case, your proxy card must be received at the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, before 3:00 p.m. on March 3, 2016 in order to be valid.  This will also help ensure a quorum at the meeting and may save the Company the expense and extra work of additional solicitations.  If you return your proxy card before the meeting and decide that you want to change your vote, you can do so at any time before the voting results are announced at the meeting by either coming to the Company’s principal office before 3:00 p.m. on March 3, 2016 or by coming to the 2016 Annual Meeting and notifying any Director at any time before the voting results are announced at the meeting.  In either case, you will be given another proxy card to complete and deliver either at the 2016 Annual Meeting or to the Company’s principal office at any time before 3:00 p.m. on March 3, 2016.

On behalf of the Directors, I would like to thank you for your continued interest in the affairs of Lincolnway Energy, LLC, and we look forward to seeing you at our 2016 Annual Meeting.

Sincerely,

/s/ Eric Hakmiller
Eric Hakmiller, President

LINCOLNWAY ENERGY, LLC

NOTICE OF ANNUAL MEETING OF MEMBERS
March 3, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of the Members (the “2016 Annual Meeting”) of Lincolnway Energy, LLC (the “Company”) will be held at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, on Thursday, March 3, 2016, commencing at 6:30 p.m.  The purposes of the 2016 Annual Meeting are to:

(1)	Amend our Second Amended and Restated Operating Agreement dated November 10, 2010, as amended March 4, 2013 (the “Operating Agreement”), to reduce the range of directors to not less than seven (7) nor more than nine (9) and to allow our directors to determine and establish the number of directors within such range to serve as directors of the Company from time to time;

(2)	Elect three (3) directors to serve until the 2019 Annual Meeting of Members or until their successors shall be elected and qualified;

(3)	Ratify the appointment of RSM US LLP, formerly McGladrey LLP, as our independent registered public accounting firm for the fiscal year ending September 30, 2016; and

(4)	Transact such other business as may properly come before the meeting and any adjournment thereof.

The foregoing items are more fully described in the accompanying Proxy Statement.  Only members of record on January 21, 2016, are entitled to notice of, and to vote at, the 2016 Annual Meeting or any adjournment or postponement of the meeting.  Each unit is entitled to one vote on all matters presented at the 2016 Annual Meeting.

Your vote is very important and our directors desire that all members be present or represented at the 2016 Annual Meeting.  Even if you plan to attend in person, please date, sign and return the proxy card located on our website at www.lincolnwayenergy.com, or included in the printed proxy materials mailed to you if you requested printed materials, at your earliest convenience so that your units may be voted.  If you decide to attend the 2016 Annual Meeting in person, you retain the right to vote even though you mailed the enclosed proxy card.  The proxy card must be signed by each registered member exactly as set forth on the proxy card.

By Order of the Directors,

/s/ Richard Johnson
Richard Johnson, Secretary
Nevada, Iowa
January 21, 2016

LINCOLNWAY ENERGY, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201

PROXY STATEMENT FOR 2016 ANNUAL MEETING OF MEMBERS
TO BE HELD ON MARCH 3, 2016

This Proxy Statement is being provided by Lincolnway Energy, LLC (the “Company,” “we,” or “us”), in connection with the solicitation of proxies for the 2016 Annual Meeting of Members (the “2016 Annual Meeting”) that will be held on March 3, 2016, commencing at 6:30 p.m., at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, and any adjournment or postponement thereof.  If you need directions to the Holiday Inn Conference Center, please call the Company at (515) 232-1010.  A copy of our annual report to members for the fiscal year ended September 30, 2015 (“Fiscal Year 2015”), which includes our financial statements for Fiscal Year 2015 (the “Annual Report”), accompanies this Proxy Statement.  Beginning on or about January 21, 2016, we made this Proxy Statement available to our members.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE MEMBERS’ MEETING TO BE HELD ON MARCH 3, 2016

Our Proxy Statement and Annual Report are also available online at
www.lincolnwayenergy.com

Under the U.S. Securities and Exchange Commission’s “notice and access” rules, we have elected to use the Internet as our primary means of furnishing proxy materials to our members.  Consequently, most members will not receive paper copies of our proxy materials.  We instead sent our members a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) containing instructions on how to access this Proxy Statement and our Annual Report via the Internet.  The Internet Availability Notice also included instructions on how to receive a paper copy of your proxy materials, if you so choose.  If you received your annual meeting materials by mail, your proxy materials, including your proxy card, were enclosed.  We believe that this process expedites members’ receipt of proxy materials, lowers the costs of our 2016 Annual Meeting and helps to conserve natural resources.

This Proxy Statement, the Notice of the 2016 Annual Meeting, proxy card and our Annual Report may be requested by calling or e-mailing Kay Gammon at (515) 232-1010 or kgammon@lincolnwayenergy.com or accessing www.lincolnwayenergy.com and clicking on the “Investor” tab.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the Proxy Statement, proxy card and Annual Report?

A:	The Proxy Statement, proxy card and Annual Report are being provided to our members pursuant to the requirements of the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) and of our Second Amended and Restated Operating Agreement dated November 10, 2010, as amended March 4, 2013 (the “Operating Agreement”). In particular, the materials are provided to solicit your vote on the three proposals to be voted upon by the members at the 2016 Annual Meeting and to invite you to attend the 2016 Annual Meeting.

Q:	Who is providing the Proxy Statement, proxy card and Annual Report and soliciting proxies?

A.	The proxy materials are being provided to you by the Company and proxies solicited on behalf of the Company by our directors, officers and employees. The original solicitation of proxies by mail may be supplemented by solicitations by our directors, officers and employees by telephone, electronic or other means to request members return their proxy card or to attend the 2016 Annual Meeting. The Company has not employed any third party to solicit proxies for the 2016 Annual Meeting.

Q:	Who is paying the costs of the solicitation?

A:	The Company will bear the expense of this solicitation of proxies, including the preparation, assembly, printing and mailing of the Internet Availability Notice, this Proxy Statement, the proxy and any additional solicitation material that the Company may provide to members. No compensation will be paid to our directors, officers or employees for any solicitations.

Copies of the proxy materials and any other solicitation materials will be provided to brokerage firms, banks, fiduciaries, trustees, custodians or other nominees holding units in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners.  We will reimburse such brokerage firms, banks, fiduciaries, trustees, custodians or other nominees for the reasonable out-of-pocket expenses incurred by them in connection with forwarding the proxy materials and any other solicitation materials.

Q:	Who is entitled to notice of and to vote at the 2016 Annual Meeting?

A:	In accordance with Section 6.5 of our Operating Agreement, the record date for members entitled to notice of, and to vote at, the 2016 Annual Meeting is the close of business on January 21, 2016 (the “Record Date”) which is the date on which we gave notice of the 2016 Annual Meeting. Only members of record on January 21, 2016 are entitled to notice of, and to vote at, the 2016 Annual Meeting.

Q:	What proposals will the members vote on at the 2016 Annual Meeting?

A:	The following three proposals will be voted on by the members:

Proposal 1:	The amendment of our Operating Agreement to reduce the range of directors to not less than seven (7) nor more than nine (9) directors and to allow our directors to determine and establish the number of directors within such range to serve as directors of the Company from time to time. This proposal is discussed further in the section entitled “Proposal 1 – Amendments to the Operating Agreement.”

Proposal 2:	The election of three directors to serve until the 2019 Annual Meeting of the Members. The nominees are James Hill, Kurt Olson and James Dickson. This proposal is discussed further in the section entitled "Proposal 2 - Election of Directors" section of this Proxy Statement.

Proposal 3:	The ratification of RSM US LLP, formerly McGladrey LLP, as our independent registered public accounting firm for the fiscal year ending September 30, 2016. This proposal is discussed further in the section entitled "Proposal 3 - Ratification of Independent Registered Public Accounting Firm" section of this Proxy Statement.

No member proposals will be able to be made or acted upon at the 2016 Annual Meeting, and no member action will otherwise be able to be taken at the 2016 Annual Meeting, other than voting on the above three proposals.

Q:	How many votes does each member have?

A:	Members are entitled to one vote for each unit that they hold on each of the matters presented at the 2016 Annual Meeting.

Q:	How many units are outstanding?

A:	Lincolnway Energy has a single class of units and as of the Record Date we had 42,049 units outstanding and entitled to vote at the 2016 Annual Meeting.

Q:	What constitutes a quorum for the 2016 Annual Meeting?

A:	Pursuant to Section 6.7 of our Operating Agreement, members holding at least 25% of the outstanding units will constitute a quorum of the members for the 2016 Annual Meeting. Since we had 42,049 units outstanding and entitled to vote as of the Record Date, at least 10,513 units need to be represented at the 2016 Annual Meeting in order for there to be a quorum. A member attending the 2016 Annual Meeting, in person or by proxy, will be counted for establishing a quorum.

Q:	What is the voting requirement for each of the proposals?

A:	If a quorum is represented at the 2016 Annual Meeting, the voting requirement for the three proposals is as follows:

•	Approval of “Proposal 1 – Amendments to the Operating Agreement” requires the affirmative vote of a majority of the units represented in person or by proxy at the 2016 Annual Meeting.

•	Approval of “Proposal 2 - Election of Directors” requires the affirmative vote of the holders of a plurality of the units represented in person or by proxy at the 2016 Annual Meeting. A plurality vote means that the three nominees who receive the highest number of votes will be elected to fill the three director positions.

•	Approval of “Proposal 3 – Ratification of Independent Registered Public Accounting Firm” requires the affirmative vote of a majority of the units represented in person or by proxy at the 2016 Annual Meeting.

Q:	What is the effect of an abstention or votes withheld?

A:	In accordance with Section 6.6 of our Operating Agreement, abstentions or proxies or ballots marked to “withhold authority” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against the proposals to be voted upon at the 2016 Annual Meeting.

Q:	What are the voting recommendations of our directors on each of the three proposals?

A:	Our directors recommend that our members vote as follows:

•	FOR the proposal regarding the amendments to our Operating Agreement under the section entitled “Proposal 1 – Amendments to the Operating Agreement.”

•	FOR the election of each of the three director nominees named under the section entitled “Proposal 2 - Election of Directors.”

•	FOR the proposal regarding the ratification of the appointment of RSM US LLP, formerly McGladrey LLP, as the Company’s independent registered accounting firm for the fiscal year ending September 30, 2016 under the section entitled “Proposal 3 - Ratification of Independent Registered Public Accounting Firm.”

Q:	Is there a deadline for delivery of my proxy card?

A:	Yes there is a delivery deadline. In order to be valid and count as units represented at the 2016 Annual Meeting, a proxy card must either be (a) received at the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, before 3:00 p.m. on March 3, 2016 or (b) delivered at the 2016 Annual Meeting before the voting results are announced at the meeting.

Q:	How must a member complete the proxy card in order for it to be valid?

A:	A proxy card must be signed and dated, and properly completed, in order to be valid. If a proxy card is signed, dated, properly completed and timely returned, the units it represents will be voted at the 2016 Annual Meeting in accordance with the specifications provided in the proxy card or if you did not provide any specifications or instructions, in accordance with the voting recommendations of our directors.

Q:	Can a member revoke a proxy?

A:	A member who returns a proxy card to the Company before the 2016 Annual Meeting but wants to change the member's vote, can do so at any time before the voting results are announced at the meeting by either:

•	Coming to the principal office of the Company before 3:00 p.m. on March 3, 2016 and notifying the Company; or

•	Attending the 2016 Annual Meeting and notifying any director at any time before the voting results are announced at the meeting.

In either case, the member will be given another proxy card to complete and deliver either (a) at the 2016 Annual Meeting or (b) to the Company’s principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201 any time before 3:00 p.m. on March 3, 2016.  Attendance in person at the 2016 Annual Meeting does not itself revoke a proxy unless a new proxy card is completed and submitted.

If your units are held in the name of your brokerage firm, bank, fiduciary, trustee, custodian or other nominee, you are considered the beneficial owner of units held in your name.  If you are the beneficial owner of your units and not the holder of record, you will need to contact your brokerage firm, bank, fiduciary, trustee, custodian or other nominee to revoke any prior voting instructions or bring with you a legal proxy from your brokerage firm, bank, fiduciary, trustee, custodian or other nominee authorizing you to vote the units.

Q:	Will a vote be taken at the 2016 Annual Meeting?

A:	Members will be permitted to deliver their proxy cards at the 2016 Annual Meeting at any time before the voting results are announced at the meeting. We do not, however, contemplate calling for a vote on any of the proposals, and we will instead tabulate the results of the voting by proxy and announce the results near the conclusion of the 2016 Annual Meeting.

As stated above, if you request a proxy card at the 2016 Annual Meeting to vote your units, if you are the beneficial owner of your units and not the holder of record, you will need to bring with you a legal proxy from your brokerage firm, bank, fiduciary, trustee, custodian or other nominee authorizing you to vote the units.

Q:	How will the proxies designated on the proxy card vote a member’s units with respect to each proposal?

A:	Your units will be voted in accordance with the instructions you indicate when you submit your proxy card. If you submit a proxy card, but do not indicate your voting instructions, your units will be voted as follows:

•	FOR the proposal regarding the amendment to Section 4.2 of the Operating Agreement under the section entitled “Proposal 1 – Amendments to the Operating Agreement.”

•	FOR the election of each of the three director nominees named under the section entitled “Proposal 2 - Election of Directors.”

•	FOR the proposal regarding the ratification of the appointment of RSM US LLP, formerly McGladrey LLP, as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016 under the section entitled “Proposal 3 - Ratification of Independent Registered Public Accounting Firm.”

As to any other business that may properly come before the 2016 Annual Meeting or any adjournment or postponement thereof, your units will be voted at the discretion of the proxies in a manner that they consider to be in the best interest of the Company and its members.

Q:	When will the voting results be announced?

A:	We will announce the preliminary voting results at the conclusion of the 2016 Annual Meeting. The final voting results will be tallied and published in a Current Report on Form 8-K to be filed with the SEC within four business days following the 2016 Annual Meeting.

Q:	How can a member make a proposal for next year's annual meeting?

A:	This question is answered below in the section entitled “Member Proposals for the 2017 Annual Meeting of Members.”

Q:	How can a member nominate director candidates for next year's annual meeting?

A:	This question is answered below in the section entitled “Directors and Corporation Governance – Director Nomination Process.”

PROPOSAL 1 – AMENDMENTS TO THE OPERATING AGREEMENT

Section 4.2 of the Operating Agreement currently provides that the number of directors shall be not less than seven (7) nor more than thirteen (13), with the exact number within such range to be determined and established from time to time by the members.  Our directors have determined that it is in the best interest of the Company and its members to amend our Operating Agreement to:

•	Reduce the prescribed range of the number of directors of the Company to a smaller range that is more customary for companies of our size within comparable industries; and

•	Permit our directors to determine the number of directors within the prescribed range to serve as directors of the Company from time to time.

Our directors believe that a range of not less than seven (7) nor more than nine (9) is a more appropriate range for the Company and that this smaller range is more consistent with the size of boards of directors of other similarly-sized companies within the renewable fuels industry with similar capital structures.  Our directors also believe that the directors should have the flexibility to establish the number of directors within the prescribed range approved by the members and set forth in the Operating Agreement in order to more efficiently and cost-effectively make changes as necessary to address the changing corporate governance needs of the Company.

Our directors therefore propose to make the following amendments to the Operating Agreement which they believe to be in the best interest of the Company and its members.  Language that is underlined and in bold is the language that our directors propose to add to the Operating Agreement and the language with the strikethrough is the language that our directors propose to remove from the Operating Agreement.

A.	Amend the first paragraph of Section 4.2 of the Operating Agreement as set forth below.

4.2            Number of and Election of Directors; Term of Office.  The number of Directors shall not be less than seven nor more than nine ~~thirteen~~, with the exact number within such range to be determined and established from time to time by a majority vote of the Directors ~~the Members~~.  ~~In the absence of a specific resolution by the Members, the number of Directors shall be nine.~~  In the event of an increase in the number of Directors, the Directors shall designate the class of the Directors to which such additional position shall be assigned, but with each class to be as newly equal in number as possible following such increase in the number of the Directors.  An individual elected by the Directors to fill an increase in the number of Directors shall continue to serve as a Director only until the next annual meeting of the Members at which time the Members shall elect an individual to such Director position, who shall serve for the remainder of the unexpired term of such Director position and until his or her successor shall have been elected or until his or her death or resignation or removal in accordance with, respectively, Section 4.8 or Section 4.9.

B.	Amend the first sentence of the first paragraph of Section 6.8 of our Operating Agreement to conform to the proposed amendments to Section 4.2 above and refer to the modification of the range of the number of directors instead of the establishment of the number of directors pursuant to Section 4.2 so that it refers to as follows:

6.8            Manner of Acting.  Except only as provided in Section 11.1(a) and in the following paragraph in this Section, the vote of the Members holding at least a majority of the outstanding Units represented at a meeting at which a quorum of the Members is present shall be the act of the Members with respect to all votes, acts, matters, decisions, questions or other determinations whatsoever to be taken or made by the Members under the Certificate of Organization, this Agreement, the Iowa Act (including Sections 489.1003, 489.1007 and 489.1011 of the Iowa Act) or other applicable law, or otherwise, including with respect to the acts and matters specified in Section 4.16, ~~the establishment of~~ any modification to the range of the number of Directors set forth in ~~pursuant to~~ Section 4.2, the removal of a Director under Section 4.9, and the amendment or restatement of this Agreement or the Certificate of Organization.

There are currently ten (10) directors of the Company, four (4) of which have terms set to expire at the 2016 Annual Meeting.  However, if the members approve the proposed amendments set forth above, our directors have determined that the number of directors of the Company should be set at nine (9) directors which number shall be effective as of the date of the 2016 Annual Meeting.  Based on this determination, the Nominating and Company Governance Committee has nominated only three director nominees for election at the 2016 Annual Meeting.  See the section entitled “Proposal 2 – Election of Directors” for additional information on the director nominees and the proposal to elect the director nominees.

Vote Required

Pursuant to 6.8 of the Operating Agreement, approval of the proposed amendments to our Operating Agreement requires the affirmative vote of a majority of the members holding at least a majority of the outstanding units represented in person or by proxy at the 2016 Annual Meeting assuming a quorum is present.  Abstentions or proxies or ballots marked to “withhold authority” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against Proposal 1.

OUR DIRECTORS RECOMMEND THAT THE MEMBERS VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENTS TO OUR OPERATING AGREEMENT

DIRECTORS AND CORPORATE GOVERNANCE

Director Independence

The Company is currently governed by ten (10) directors.  The Company has determined that each of our directors, and each nominee for election as a director, meet the standards of independence applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system), including that each director and nominee for election as a director is free of any relationship that would interfere with his individual exercise of independent judgment.

Leadership Structure

Our directors elect a Chairman and a Vice Chairman with the Chairman responsible for presiding over and acting as chairperson of all meetings of our directors and our members.  If the Chairman is not present, the Vice Chairman serves as chairperson of the director or member meeting.  Jeff Taylor is currently the Chairman and Brian Conrad is the current Vice Chairman.  Eric Hakmiller serves as our President and Chief Executive Officer which is separate from the role of the Chairman so the same individual does not serve as both the Chairman and the Chief Executive Officer.

We believe a leadership structure providing for the separation of the two roles is in the best interest of the Company and its members because it allocates the oversight of the business among the directors and the executive officers so that our Chief Executive Officer, who reports to our directors, can focus on the day-to-day business operations, and our Chairman and directors can oversee the activities of the Chief Executive Officer, other executive officers and the business as a whole.  We have determined that this leadership structure allows our directors to better focus on their oversight role and provide us a perspective that is independent from that of our management.  We do not have a policy mandating the leadership structure aside from our Operating Agreement and our directors reserve the right to determine the appropriate leadership structure from time to time.

Directors’ Role in Risk Oversight

Although management is responsible for the day-to-day management of risks to the Company, our directors provide broad oversight of the Company’s risk management programs.  In this oversight role, our directors are responsible for satisfying themselves that the risk management processes designed and implemented by the Company’s management are functioning and that the systems and processes in place will bring to their attention the material risks facing the Company in order to permit our directors to effectively oversee the management of these risks.  A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company.  The involvement of our directors in the risk oversight process allows our directors to assess management’s appetite for risk and also to determine what constitutes an appropriate level of risk for the Company.  Our directors regularly include agenda items at their meetings relating to their risk oversight role and meet with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, business continuity planning, succession planning, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our directors as a whole provide broad oversight of the Company’s risk management processes, various committees of our directors also oversee risk management in their respective areas and regularly report on their activities to all of our directors.  Principally, the Risk Committee assists our directors in identifying and quantifying methods of mitigating or eliminating risk, primarily those relating to commodity prices.  In addition, the Audit Committee focuses on assessing and mitigating financial risk, including internal controls and the Finance Committee also assists our directors in the oversight of financial risk, including, without limitation, risks relating to our capital structure, investments, tax and financing activities.  The Human Resources and Compensation Committee also strives to create compensation incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.  Additional information on the standing director committees is set forth below in the section entitled “Directors and Corporate Governance - Committees of the Directors.”

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our leadership structure provides appropriate checks and balances against undue risk taking.

Compensation Risk Analysis

We have reviewed our material compensation policies and practices for all employees and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the Company.  While risk-taking is a necessary part of growing a business, our compensation philosophy, as discussed below in the section entitled “Compensation Discussion and Analysis,” is focused on aligning compensation with the long-term interests of our members as opposed to rewarding short-term management decisions that could pose long-term risks.  Specifically, our compensation programs contain design features that mitigate the likelihood of inducing excessive risk-taking behavior.

Director and Committee Meetings and Director Attendance

The directors held a total of thirteen (13) meetings (including regularly-scheduled and special meetings) during Fiscal Year 2015.  In addition, the Audit Committee held five (5) meetings, the Nominating and Company Governance Committee held one (1) meeting, the Human Resources and Compensation Committee held two (2) meetings, the Risk Committee held five (5) meetings and the Finance Committee held two (2) meetings.  No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of the director meetings and committee meetings held on which an incumbent director served during Fiscal Year 2015.

We do not have any formal policy with regard to directors' attendance at annual meetings of the members; however, we encourage all of our directors to attend the annual meeting of the members. Eight of our ten directors attended the 2015 Annual Meeting of Members held on March 5, 2015.

Committees of the Directors

Our directors have standing Audit, Nominating and Company Governance, Human Resource and Compensation, Finance and Risk Committees.

Nominating and Company Governance Committee

The Nominating and Company Governance Committee (the “Nominating Committee”) operates under a written charter which is available on our website at www.lincolnenergy.com in the “Investors” section.  The current members of the Nominating Committee are Tim Fevold (Chair), Terry Wycoff, Kurt Olson and Brian Conrad.  Mr. Conrad has served on the Nominating Committee since June 2015 when he was appointed to replace Richard Johnson as a member of the Nominating Committee.  The remainder of the current members of the Nominating Committee each served on the committee during all of Fiscal Year 2015.  The general functions performed by the Nominating Committee are to:

•	oversee the governance of the Company, including the operations of the directors and their committees;

•	identify individuals qualified to become directors and recommend nominees for election as director;

•	monitor developments in corporate governance practices; and

•	oversee the Company’s compliance with legal and regulatory requirements.

The Nominating Committee reviews with the directors the skills and characteristics that should be required of director nominees in the context of the current skill sets and characteristics of the existing directors and the business and operational environment of the Company at the time of the recommendation.

The Nominating Committee attempts to determine the appropriate characteristics, skills and experiences for the directors as a whole and for individual directors, with the objective of having an overall composition of directors with diverse backgrounds and experience in business and public service, and not necessarily only in the ethanol industry.  The Nominating Committee does not have a policy with regard to, and does not otherwise consider, diversity in identifying nominees for director, other than diversity in backgrounds and experience as otherwise discussed in this paragraph.  Prospective nominees are not discriminated against on the basis of age, gender, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating Committee considers the need for diverse backgrounds and experience together with the qualifications of individual director candidates and the characteristics expected of all directors which include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to serve as a director.  In evaluating the suitability of individual director candidates, the Nominating Committee takes into account many factors, including the individual's general understanding of marketing, finance and other disciplines relevant to the success of a company of our size with our capital structure in the renewable fuels industry; the individual's understanding of our business and operations; the individual's educational and professional background and the individual's personal accomplishments.

In addition, the Nominating Committee evaluates each individual in the context of the directors as a whole, with the objective of recommending a group of nominees that will best represent our member interests through the exercise of sound business judgment using the directors’ diversity of experience and better position us for success.  In determining whether to recommend an incumbent director for re-election, the Nominating Committee also considers the director’s past attendance at meetings and the director’s participation in and contributions to the activities of the directors.  All nominees recommended by the Nominating Committee are subject to approval by the directors.

The Nominating Committee will generally first look to our members to identify possible director nominees.  The Nominating Committee will consider and evaluate members for possible director nominees on its own, but will also consider any suggestions by other directors.  The Nominating Committee also may, but is not required to, consider any suggestions for director nominees by our members.  The Nominating Committee is not, however, required to only consider or to only nominate members as nominees for director, and the Nominating Committee is free to recommend any individual as a director nominee.  Although we do not currently contemplate using any search firm or other outside parties to identify or evaluate or assist in identifying or evaluating director nominees, the Nominating Committee, with the approval of the directors, may retain search firms or other outside parties and approve payment of fees to those firms or parties.

Audit Committee

The Audit Committee operates under a written charter which is available on our website at www.lincolnenergy.com in the “Investors” section.  The current members of the Audit Committee are Richard Johnson, Tim Fevold, Rick Vaughan and Brian Conrad each of whom served on the committee during all of Fiscal Year 2015.  Mr. Johnson served as the Chairman of the Audit Committee until June 2015 when Mr. Conrad was appointed as the Chairman of the Audit Committee.  Our directors have determined that each of the directors serving on the Audit Committee during Fiscal Year 2015 met the standards of independence applicable to companies listed on the NASDAQ Capital Market (though our units are not listed on any exchange or quotation system), including that they are free of any relationship that would interfere with his individual exercise of independent judgment.  During Fiscal Year 2015, the directors also determined that Richard Johnson met the definition of an “audit committee financial expert” as that term is defined in applicable SEC regulations.

The general function performed by the Audit Committee is to assist the directors in their oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company.  The Audit Committee's role includes overseeing the audit of our financial statements and the work of the Company’s internal accounting and financial reporting and internal auditing processes, and discussing with management the Company’s processes to manage business and financial risk.  The Audit Committee is also responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting.  The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee (the “Compensation Committee”) operates under a written charter which is available on our website at www.lincolnenergy.com in the “Investors” section. The current members of the Compensation Committee are Kurt Olson (Chair), Bill Couser, Rick Vaughn, Jim Hill and Greg Geoffroy each of whom served on the committee during all of Fiscal Year 2015.  The general functions performed by the Compensation Committee are the following:

•	Recommending to the directors the annual goals and objectives of the Chief Executive Officer, Chief Financial Officer, Plant Manager and Commercial Manager;

•	Recommending to the directors the compensation of the directors and of the Chief Executive Officer, Chief Financial Officer, Plant Manager and Commercial Manager;

•	Conducting and overseeing the performance evaluation of the executive officers of Lincolnway Energy;

•	Reviewing the Chief Executive Officer’s recommendations regarding the base salary and incentive compensation arrangement of the chief financial officer and the other key employees of Lincolnway Energy;

•	Recommending to the directors the policies that govern Lincolnway Energy’s compensation programs, and overseeing any such programs as are adopted by the directors; and

•	Recommending to the directors any equity-based compensation and other benefit plans, and administering and overseeing any such plans that are adopted by the directors.

The Compensation Committee has the authority to retain outside advisors or consultants to assist the committee in carrying out its duties and responsibilities, but no such consultants were utilized during Fiscal Year 2015.

Finance Committee

The Finance Committee operates under a written charter which is available on our website at www.lincolnenergy.com in the “Investors” section.  The current members of the Finance Committee are Terry Wycoff (Chair), Bill Couser, Brian Conrad, Jim Hill and Greg Geoffroy each of whom served on the committee during all of Fiscal Year 2015.  The general functions performed by the Finance Committee are to assist our directors in the oversight of the Company’s financial performance, capital structure, financing, investment, tax, insurance, divestiture, merger and acquisition activities.

Risk Committee

The Risk Committee advises our directors on methods of effectively managing the Company’s physical assets, contractual commitments, seeking market opportunities and adding value to the Company’s operating facility.  The Risk Committee also assists our directors in identifying and quantifying methods of mitigating or eliminating risk, including those relating to commodity prices.  The current members of the Risk Committee are Jim Hill (Chair), Bill Couser, Kurt Olson, Rick Vaughan and Brian Conrad.  Mr. Hakmiller, as our President and Chief Executive Officer, also regularly attends the meetings of the Risk Committee.

Member Communications with Our Directors

A member desiring to send any communication to our directors may do so in writing by either delivering the writing to the Company’s  principal office at 59511 W. Lincoln Highway, Nevada, Iowa 50201, or by mailing the writing to that address, in either case, to the attention of the President.  The Company will provide a copy of each such writing to each director.

Code of Ethics

The Company adopted a Code of Ethics that applies to its directors, principal executive officer, principal financial officer, principal accounting officer or controller and other senior financial officers effective August 27, 2008.  The Code of Ethics was filed as an exhibit to our annual report on Form 10-K for our fiscal year ended September 30, 2010.  We will disclose amendments to, or waivers of, certain provisions of our Code of Ethics relating to our principal executive officer, principal financial officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver.

Director Nomination Process

Nominating Committee Recommendations

Section 4.3 of the Operating Agreement provides that the directors, or a Nominating Committee established by the directors, shall prepare a list of nominees for each director position to be filled at the next annual meeting of the members.  Our directors have a standing Nominating Committee and the role of the Nominating Committee includes identifying, evaluating and recommending director candidates to the directors.  The Nominating Committee, with the approval of our directors, nominated three individuals as nominees for election as directors at the 2016 Annual Meeting.  Information regarding the director nominees is set forth below under the section entitled “Proposal 2 – Election of Directors.”

The existing directors are the source of all but one of the current nominees for director.  The Nominating Committee based its decision to re-nominate these incumbent directors on its consideration of each individual’s contributions, including the value of his or her experience as a director, the current composition of our directors and their committees, the availability of other potential director nominees and the Company’s needs.

Prior to the selection of the three director nominees, Richard Johnson announced his decision to retire and thus not stand for re-election at the 2016 Annual Meeting.  In accordance with our standard practices, we sought applications from our members for director nominees and the Nominating Committee, with the approval of the directors, selected James Dickson as the director nominee to replace Mr. Johnson.

Member Nomination Process

Pursuant to Section 4.3 of our Operating Agreement, a member owning at least 5% of the outstanding units may nominate an individual for election as a director at the next annual meeting by submitting a written nomination petition in a form provided by the Company if the nomination petition is received at the Company’s principal office no sooner than the October 1 but not later than the November 30 which precedes the annual meeting at which the member seeks to nominate a director.  Each nomination petition must be accompanied by a nominee statement that complies with the requirements set forth in Section 4.3 of the Operating Agreement including, without limitation, an agreement that the nominee will (i) serve as a director if elected, (ii) prepare, execute and/or file all such reports and documents, and provide the Company with all such information, as may be necessary or appropriate in order for the Company to comply with all applicable laws, rules and regulations and (iii) provide all information and all agreements and representations as are determined to be necessary or appropriate by the directors or the President.

Any nomination petition or nominee statement which is not fully completed and properly executed, is not received within the time period provided above or is not true, accurate and complete in all respects, may be rejected by the Company and, if rejected, shall be returned by the Company to the member or members submitting the nomination petition or to the nominee submitting the nominee statement, as the case may be.

Each nominee must meet all qualification requirements for directors as may exist at the time of the nomination and at the time of election.

The Company did not receive a nomination petition from any member relating to a director nomination for the 2016 Annual Meeting.

No Floor Nominations

Section 4.3 of the Operating Agreement expressly provides that no nominations for any director position may be made from the floor at any meeting of the members.

PROPOSAL 2 - ELECTION OF DIRECTORS

We currently have ten (10) directors with each director elected to a three-year term and until his or her successor is elected and qualified.  The terms of the directors are staggered with the term of three directors expiring in one year, three expiring the next year, and four expiring the following year.  The terms of the directors expire at the annual meeting of the members.  There are currently four directors with terms set to expire at the 2016 Annual Meeting.

As discussed in the section entitled “Proposal 1 – Amendments to the Operating Agreement”, our directors have determined that the number of directors should be reduced from ten (10) to nine (9) directors effective upon the approval of Proposal 1 by the members.  As a result of this reduction in the number of directors, Gregory Geoffroy will not stand for re-election at the 2016 Annual Meeting.  Mr. Geoffroy has provided outstanding service to the Company and its members and his contributions are greatly appreciated.

In addition, Richard Johnson announced his decision to retire as a director of the Company earlier this year effective as of the 2016 Annual Meeting Date.  Mr. Johnson has been one of our directors since the Company’s organization in May 2004 and has provided exceptional service to the Company and its members and his contributions during his long-standing service are greatly appreciated.

Based on the recommendation of the Nominating Committee, our directors have nominated for election at the 2016 Annual Meeting James Hill, Kurt Olson and James Dickson each to serve until the 2019 Annual Meeting of Members and thereafter until their respective successors are elected and qualified.  Mr. Hill and Mr. Olson are both incumbent directors and Mr. Dickson was selected after we sought applications from our members for director nominees for the 2016 Annual Meeting.

In the event the members do not approve Proposal 1, after the 2016 Annual Meeting there will be a vacancy which the remaining directors will fill in accordance with Section 4.10 of the Operating Agreement.  Our directors will conduct a search for a qualified candidate to fill such vacancy and such director will serve until the 2017 Annual Meeting of Members at which time the Members shall elect an individual to such position in accordance with Section 4.10 of the Operating Agreement.

The names of the director nominees, along with certain information concerning each nominee, is set forth below under the section entitled “Information on Director Nominees.”  Our directors have no reason to doubt the availability of the nominees and no reason to believe the nominees will be unable or unwilling to serve the entire term for which election is sought.

In making its recommendations for director nominees, the Nominating Committee takes into consideration the diversity considerations and other criteria discussed above in the section entitled “Directors and Corporate Governance – Nominating Committee” when selecting and evaluating director candidates.  In particular, the Nominating Committee believes that a director should:

•	be an individual of the highest character and integrity;

•	be free of any conflict of interest that would violate any applicable laws, rules, or regulations or interfere with the proper performance of the responsibilities of a director;

•	be willing and able to devote sufficient time to the affairs of the Company; and

•	have the capacity and desire to represent the balanced, best interests of the Company’s members as a whole.

We believe that each of the director nominees bring these qualifications to the Company.  In addition to the foregoing general criteria, as previously discussed, the Nominating Committee considers specific criteria relating to the skills, experience, particular areas of expertise, specific backgrounds and other characteristics of the director nominees that may enhance the effectiveness of directors and their committees.

We believe our director nominees and continuing directors represent a diverse complement of specific business skills, experience and perspectives, including: financial and accounting expertise, historic experience with the Company, industry experience, business expertise and experience and senior leadership skills and experience.  Listed below are key skills and experience that we consider important for our directors in light of our current business and structure.

•	Knowledge of the Company. With respect to our incumbent directors, the Nominating Committee and our directors recognize that these incumbent directors have gained substantial experience, knowledge and background regarding the Company’s operations and the ethanol industry in general through their long-term service as directors of the Company. Seven (7) of our current directors have served as directors since the Company was organized in May 2004 and two (2) directors have served since July 27, 2007.

•	Industry Experience. Since the Company was organized in May 2004, the Company, along with the ethanol industry in general and the economy as a whole, has experienced a wide range of political, economic and market circumstances, ranging from very favorable to very difficult circumstances. Our directors have therefore gained valuable background and experience relating to the renewable fuels industry, the operation of an ethanol plant and management and oversight of agricultural and commodities markets critical for our operation over a diverse range of regulatory and economic market conditions. This experience will aid our directors in preparing for and dealing with challenging market conditions arising in the future.

•	Business Expertise and Experience. Each of our incumbent directors and nominees has substantial individual experience in operating or managing a business through their own personal business endeavors that are discussed in the biographies below. Each director and nominee has also demonstrated a willingness and ability in their individual businesses to consider and pursue innovative or new approaches, as well as a willingness and ability to assume leadership roles in those businesses and industries, all of which are attributes that are helpful in an evolving and changing industry such as the ethanol industry.

•	Financial Expertise. We believe our directors and nominees bring a significant collective knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes and related skills and experiences necessary to understand and oversee our capital structure, financing and investing activities, financial reporting and internal control of such activities.

•	Senior Leadership Experience. Many of our directors and director nominees have served in senior leadership positions which is important, as these directors bring experience and perspective in analyzing, shaping, and overseeing the execution of important strategic, operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving as directors of our Company, is also enhanced when their leadership experience has been developed at businesses or organizations that operate within the ethanol, renewable energy, agricultural or financial industries.

Information on Director Nominees

James Hill, age 70.  Jim Hill has been a director of the Company since it was organized in May 2004.  Jim has served on the Risk Committee since May 2013, and on both the Human Resources and Compensation Committee and Finance Committee since 2008.  Mr. Hill currently serves as the chairman of the Risk Committee.  Following graduation from college, Jim worked in management at Northwestern Bell Telephone Company in various capacities in Minnesota.  In 1969, he returned to his family farming and cattle feeding operation in Iowa.  While farming and feeding cattle, Jim became involved in cattle industry organizations, and he has served as chairman of the Iowa Beef Industry Council and as president of the Iowa Cattlemen's Association.  He also served as president of the board of directors of the Ellsworth-Williams Coop during its merger with Prairie Land Coop.  He has also served as an advisory council member for Farm Credit Services of America since approximately 1994.  Jim brings, among other things, agricultural, management and outside board and industry association background and experience to the directors.  An agricultural background provides, among other things, experience that is useful to the directors in connection with analyzing issues related to corn and distillers’ grain.

Kurt Olson, age 59.  Kurt Olson has been a director of the Company since July 27, 2007 and has served as the chairman of the Human Resources and Compensation Committee since 2008.  Kurt served as the Secretary of the Company from May 2008 until February 2011.  He served as our Vice Chairman from March 2011 until March 2014.  Kurt graduated in 1978 from Iowa State University earning a degree in ag-economics and has been actively involved in business operations and management of real estate in central Iowa for over 28 years.  Kurt was employed with Litchfield Realty Company from 1987 to 2003.  He served as the president of Litchfield Realty and its subsidiaries, AgServ Company and FarmLand Real Estate and Management, LC.  The business of AgServ Company included a grain elevator, an agronomy supplier, a feed manufacturer and a soybean seed processor.  In 2003, Kurt  purchased Farmland Real Estate and Management, LC.  Farmland Real Estate and Management, LC markets crop insurance and manages farmland.  Kurt provides, among other things, agricultural, real estate and farm management background and experience to the directors.

James Dickson, age 62.  Jim Dickson is the nominee for director selected to replace Mr. Johnson who is retiring effective as of the 2016 Annual Meeting.  He is a certified public accountant (“CPA”) and a certified financial planner (“CFP”).  As a CPA and CFA, Jim provides both individuals and businesses with tax and financial consulting services, including, without limitation, tax planning, financial planning, tax preparation, financing and debt structuring, financial forecasting, estate planning, retirement planning and business valuation services.  Since December 2000, he has been providing such services as a self-employed consultant and between August 1978 and December 2000, he provided the same type of services as a consultant with Dickson’s Tax Consultants and Analysts.  Prior to that Jim worked for Peat, Marwick, Mitchell & Co. in Chicago, Illinois from September 1976 to June 1978.  He is also a farmer and manager of a cow/calf operation.  Jim graduated from Iowa State University with a degree in economics and he received a Master of Business Administration (“MBA”) degree from the University of Chicago.  Jim brings to the Company a substantial knowledge of tax, accounting and financial matters and reporting processes, financial markets, financing and funding operations.  In addition, he has significant knowledge of the ethanol and renewable industry based on his personal investments in various ethanol and biodiesel plants and ventures as well as agricultural background and experience.

Vote Required

Election of the director nominees requires the affirmative vote of a plurality of the units represented in person or by proxy at the 2016 Annual Meeting, assuming a quorum is present.  A plurality vote means that the three nominees who receive the highest number of votes will be elected to fill the three director positions.  Abstentions or proxies or ballots marked to “withhold authority” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against this proposal.

OUR DIRECTORS RECOMMEND THAT THE MEMBERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES FOR A THREE-YEAR TERM.

Information on Directors With Terms Extending After the 2016 Annual Meeting

The following paragraphs provide biographical information regarding the directors whose terms extend beyond the date of the 2016 Annual Meeting.

Brian Conrad, age 54.  Brian Conrad has been a director of the Company since it was organized in May, 2004.  His current term as a director will end at the annual meeting of the members that will be held in 2017.  Brian is currently serving as the Vice Chairman and has served in this role since 2014; however, he previously served as Vice Chairman from May 2008 until February 2011.  Brian has served on the following committees of for the periods indicated: Human Resources and Compensation Committee from 2005 to 2006; Risk Committee from 2005 to 2007 and again from 2013 to present; Nominating and Company Governance Committee since June 2015 and both the Audit Committee and Finance Committee since the Company was organized in May 2004.  Mr. Conrad has served as the chairman of the Audit Committee since June 2015.  Brian has been employed with Exelon Generation, in wind and solar, since December 2010.  Brian has held the position of Commercial Project Manager since September 2014, and prior to that time was Manager, Business Development.  Prior to Exelon, Brian was employed with John Deere Credit from 1988 through 2010.  Brian held various positions with John Deere Credit, including credit operations, and sales and marketing.  His last position with John Deere Credit was Business Development Manager for the Western U.S. for John Deere Wind Energy.  Exelon Corporation purchased John Deere Wind Energy on December 10, 2010.  Brian has an undergraduate degree in economics and business administration and an MBA. Brian provides, among other things, background and experience in sales, financing and acquisitions to the directors.

Timothy Fevold, age 55.  Tim Fevold has been a director of the Company since it was organized in May 2004.  His current term as a director will end at the annual meeting of the members that will be held in 2017.  Tim served as the Secretary of the Company from our organization in May 2004 until April 2008.  Tim is currently chairman of the Nominating and Company Governance Committee, and he also serves on the Audit Committee.  He served on the Human Resources and Compensation Committee from 2008 to 2012.  Tim has been employed by Hertz Farm Management, based in Nevada, Iowa, since 1982, and is an accredited farm manager.  He represents absentee landowners throughout Central Iowa.  Tim has also been licensed as a real estate broker in Iowa since 1987.  Tim brings, among other things, additional agriculture, real estate and farm management background and experience to the directors.

Jeff Taylor, age 49.  Jeff Taylor has been a director of the Company since it was organized in May 2004.  His current term as a director will end at the annual meeting of the members that will be held in 2017.  Jeff has served as the Chairman since May 2008.  Jeff served as the Vice Chairman of our organization from May 2004 until April 2008.  Jeff has been self-employed as a farmer since 1988, and he owns and operates farms in Story County, Iowa. Jeff received a Bachelor of Science degree from Iowa State University in farm operations and agricultural studies.  Jeff provides, among other things, agriculture and management background and experience to the directors.  Jeff also completed board member and chairman certification from the Iowa Institute of Cooperatives.

William Couser, age 61.  Bill Couser has been a director of the Company since it was organized in May 2004.  His current term as a director will end at the annual meeting of the members to be held in 2018.  Bill served as Chairman from the time the Company was organized in May 2004 until April 2008.  He also served as our interim President and Chief Executive Officer from May 2004 until July 13, 2005.  Bill has served on the Finance Committee and on its Human Resources and Compensation Committee since 2008.  Bill has served as a director of Iowa Renewable Fuels Association for the past ten years, and he served as the president of the Iowa Renewable Fuels Association from January 2004 to December 2010.  He is also serving as a director of the Iowa Cattlemen’s Association and Iowa Institute for Coops.  He has served as a director on those boards for the past seven years.  Bill has been self-employed as a farmer since 1977.  His farming operations include row crops and cattle.  Bill brings, among other things, additional agricultural and management background and experience to the directors.  Bill also brings outside board and affiliations background and experience to the directors, including in the ethanol industry as noted above.

Rick Vaughan, age 56.  Rick Vaughan has been a director of the Company since it was organized in May 2004. His current term as a director will end at the annual meeting of the members to be held in 2018.  Rick is currently serving or has served on the following committees during the time periods indicated: Human Resources and Compensation Committee since 2008; Nominating and Company Governance Committee from 2008 to 2012; Audit Committee since 2008; and Risk Committee since 2013.  Rick served as the General Manager of Prairie Land Cooperative from February 1995 until August of 2011.  Prairie Land Cooperative merged with Innovative Ag Services on September 1, 2011.  He became Co-CEO of Innovative Ag Services on September 1, 2011 and CEO in December, 2012.  Innovative Ag Services is a farm supply business serving producers in grain marketing and services, agronomy products and services, feed manufacturing, diesel fuel and propane products and services.  Rick brings, among other things, agricultural, cooperative, management and marketing experience and background to the directors.

Terrill Wycoff, age 73.  Terry Wycoff has been a director of the Company since it was organized in May 2004.  His current term as a director will end at the annual meeting of the members to be held in 2018.  Terry has also served as the Treasurer of the Company since it was organized in May, 2004.  Terry has served on the Finance Committee and on its Nominating and Company Governance Committee since 2008.  He is currently serving as the chairman of the Finance Committee.  Terry retired on March 31, 2012 from his employment at First National Bank, Ames, Iowa after 50 years of service.  Terry’s last position with First National Bank was Executive Vice President.  He still serves as a member of the board of directors of First National Bank.  Terry adds, among other things, background and experience in banking and finance to the directors.

COMPENSATION OF DIRECTORS

Compensation paid to our directors is reviewed and determined on an annual basis by the directors.  We do not provide our directors with any equity or equity option awards, nor any non-equity incentive payments or deferred compensation.  Similarly, we do not provide our directors with any other perquisites, “gross-ups,” defined contribution plans, consulting fees, life insurance premium payments or otherwise.  Our director compensation program provides that each director receives an annual retainer of $18,000 which constitutes a fee of $1,500 per month.  The Chairman is paid an additional $6,000 annual retainer and the Vice Chairman, Secretary and Treasurer are each paid an additional $1,200 annual retainer.  There was no change in the fees paid to the directors in Fiscal Year 2015 from the fees paid during the previous fiscal year.  The following table provides information concerning all compensation paid to each of our directors during the Fiscal Year 2015 for service as a director.

Name	Fee Earned or Paid in Cash	All Other Compensation	Equity or Non- Equity Incentives	Total

Jeff Taylor[1]	$24,000	$0	$0	$24,000
Richard Johnson[2]	$19,200	$0	$0	$19,200
Terrill Wycoff[3]	$19,200	$0	$0	$19,200
Brian Conrad[4]	$19,200	$0	$0	$19,200
Kurt Olson	$18,000	$0	$0	$18,000
William Couser	$18,000	$0	$0	$18,000
Timothy Fevold	$18,000	$0	$0	$18,000
James Hill	$18,000	$0	$0	$18,000
Rick Vaughan	$18,000	$0	$0	$18,000
Gregory Geoffroy	$18,000	$0	$0	$18,000

[1]	Includes an additional fee of $6,000 for service as Chairman during Fiscal Year 2015
[2]	Includes an additional fee of $1,200 for service as Secretary during Fiscal Year 2015
[3]	Includes an additional fee of $1,200 for service as Treasurer during Fiscal Year 2015
[4]	Includes an additional fee of $1,200 for services as Vice Chairman during Fiscal Year 2015

EXECUTIVE OFFICERS

Our Executive Officers

Our executive officers are elected annually by our directors at the annual meeting of the directors, and hold office until the next annual meeting of the directors and until their respective successors are elected.

Eric Hakmiller, age 53.  Eric has served as our President and Chief Executive Officer since April 9, 2013.  He has 25 years of experience in the grain processing industry, including working in wet milling, soy processing, animal feeds and biofuels.  For the six years prior to becoming our Chief Executive Officer, Eric served as the Vice President and General Manager of the Bunge Biofuels Division.  In that capacity, Eric oversaw all biofuels activities in Bunge’s North American operation.  Eric served as a director of Aventine Renewable Energy from October 2013 through June 2015, as a director of Southwest Iowa Renewable Energy, LLC from July 2009 to October 2013, as a director of Bunge Ergon Vicksburg from July 2009 to October 2013, and as a director of Renewable Energy Group from December 2009 to January 2013.  The three prior companies are ethanol companies and the latter is a biodiesel company.  Eric served as the Managing Director of Bunge Germany and Austria from September 2004 to October 2005, and in the Bunge affiliated operation of Solae from March 2003 to September 2004.

Kris Strum, age 50.  Since October 3, 2014, Kris has served as our Director of Finance and principal financial officer.  Prior to that she served as our Controller from December 12, 2005 until October 3, 2014.  Before joining the Company, Kris was employed as a controller by Iowa Newspapers, Inc., in Ames, Iowa, from August 1989 to December 2005.  Iowa Newspapers, Inc. is a newspaper publishing company.

Former Executive Officer

Neal Greenberg, age 61.  Neal served as our interim Chief Financial Officer from January 21, 2014 until October 3, 2014.  Neal has been a director of CFO Systems, LLC (“CFO Systems”) since July 2012.  CFO Systems provides financial services to middle market entities in the United States, and was retained by us on an interim basis to provide financial and consulting services to Lincolnway Energy.  Neal served as the interim chief financial officer pursuant to that consulting agreement.  Prior to joining CFO Systems, Neal served as the Director of Operations of MedWellRx from August 2011 to June 2012, and as the Controller of Jet Linx, LLC from July 2010 to August 2011.  Neal was the Director of Financial Reporting as a full-time consultant for American Gramaphone from July 2003 to July 2010.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis is designed to provide our members with an understanding of our compensation philosophy, core principles and decision making process.  It discusses the determinations of the Compensation Committee of how and why, in addition to what, compensation actions were taken for the following executive officers (collectively, the “Named Executive Officers”) during Fiscal Year 2015:

Eric Hakmiller	President and Chief Executive Officer
Kris Strum	Director of Finance (Principal Financial Officer)

Details of the compensation provided to our Named Executive Officers for Fiscal Year 2015 are set forth in the Summary Compensation Table that follows this discussion.

The Summary Compensation Table also contains compensation information for Neal Greenberg, an employee of CFO Systems, who served as our interim Chief Financial Officer on an independent contractor basis following the departure of Ms. Supercynski, our former Chief Financial Officer in January 2014.  Mr. Greenberg served in this capacity from January 15, 2014 until October 3, 2014.  Although Mr. Greenberg is included in the Summary Compensation Table (in accordance with applicable SEC rules), he was not covered by the Company’s compensation programs otherwise applicable to our Named Executive Officers given his status as an independent contractor.  Accordingly, the following discussion does not cover Mr. Greenberg.  Information regarding the fees paid by us to CFO Systems as compensation for Mr. Greenberg’s services is included in the Summary Compensation Table.

Compensation Objectives and Policies

The compensation programs for our Named Executive Officers is administered by our Compensation Committee and reviewed on an annual basis.  The Compensation Committee also reviews and discusses the Company’s compensation programs with our directors from time to time.  The objective of our programs is to provide a fair and competitive compensation package that will enable us to attract and retain talented executives who are expected to be instrumental in achieving Company goals for growth and profitability and in positioning the Company to effectively compete in the rapidly evolving renewable fuels industry.  The Compensation Committee believes that the compensation programs we offer must be competitive with financial arrangements provided to executive officers of other renewable fuels companies operating not only in Iowa, but throughout the Midwestern United States.  The compensation programs adopted by our Compensation Committee for Fiscal Year 2015, were designed to promote and reward both individual performance of the Named Executive Officers and their collective performance as members of the management team.

Compensation related to individual performance was reflected primarily through the base salary established for each Named Executive Officer.  Collective performance by the Named Executive Officers as a management team was rewarded primarily through the incentive arrangements focusing principally on Company profitability as the determinative factor for awarding additional compensation to the Named Executive Officers.  In establishing the compensation programs, the Compensation Committee was guided by the policy that each Named Executive Officer should be assured of receiving a fair base salary that is reflective of the individual’s performance, experience and responsibilities within the organization, while at the same time providing an opportunity to receive additional compensation that is contingent upon the Named Executive Officer’s ability to function as an effective member of the management team in achieving Company profitability.

In March 2014, the overall compensation programs for our Named Executive Officers were submitted to our members for approval on a non-binding basis at the 2014 Annual Meeting of Members.  Our members approved the overall compensation programs by approximately 80% of the units voting on the issue.  The Compensation Committee has considered the results of the member vote in evaluating the compensation programs for Fiscal Year 2015 and believe that the substantial approval voiced by our members is an endorsement that the structure of the programs are functioning effectively to align the interests of our executive officers with member interests.

Components of Compensation Programs

The compensation programs for our Named Executive Officers during Fiscal Year 2015 consisted of the following components:

Base Salary

Each Named Executive Officer received a base salary as reflected in the Summary Compensation Table.  The purpose of the base salary was to provide a secure source of cash compensation for the Name Executive Officer.  Base salary was paid in equal bi-weekly installments and was not contingent upon Company performance.  Adjustments to base salary consider the individual’s overall performance, contribution to the business and internal and external comparisons.  We believe the base salaries of our Named Executive Officers should provide competitive, fixed compensation to attract and retain exceptional executive talent.

Incentive Compensation

Each Named Executive Officer participated in a Company-wide incentive compensation plan that provided the opportunity to earn additional compensation based on Company performance (the “Company Incentive Plan”).  We believe that the participation in the Company Incentive Plan encourages and rewards our Named Executive Officers for achievement of annual financial, operational and strategic performance goals.  The potential amount received by a Named Executive Officer varies to the degree we achieve our annual financial performance goals and the extent to which the respective executive officer contributes to the achievement.

In addition, Mr. Hakmiller participates in an individual long-term incentive plan, the Equivalent Unit Plan, which is set forth in his employment agreement and is based on the increased value in the Company’s units.  The Equivalent Unit Plan is discussed further below in the section entitled “Analysis of Compensation Decisions for Mr. Hakmiller.”  We believe that Mr. Hakmiller’s participation in this long-term incentive plan encourages him to focus on the long-term performance of the Company, links his incentives to our members’ interest in increasing our unit value and promotes long-term retention.

401(k) Plan Contributions

Each Named Executive Officer participated in the 401(k) Profit Sharing Plan sponsored by the Company (the “401(k) Plan”) and was entitled to receive employer contributions to their respective accounts.  The purpose of the 401(k) Plan is to provide a vehicle for employees to accumulate retirement savings, funded in part through employer contributions.  The 401(k) Plan is a defined contribution plan in which all employees of the Company are entitled to participate after meeting certain eligibility requirements.  Eligible participating employees, including our Named Executive Officers, are entitled to make contributions to the 401(k) Plan from their own salaries as well as to receive employer contributions.

Insurance and Disability Benefits

We provide our Named Executive Officers with basic life, health, dental and disability coverage benefits.  These benefits are the same as those provided to other employees within the organization.

Perquisites

The Company generally does not provide additional or special executive-only benefits that are not part of our standard compensation practices or used to address special circumstances such as relocations.

Severance Benefits

Except for the employment agreement with Mr. Hakmiller described in detail below in the section entitled “CEO Employment Agreement” which requires thirty (30) days’ notice of termination, we do not have employment agreements with our Named Executive Officers and their employment may be terminated at any time.  Other than the potential payout to Mr. Hakmiller under the Equivalent Unit Plan as defined and described below in the section entitled “Analysis of Fiscal Year 2015 Compensation Decisions for Mr. Hakmiller – Incentive Compensation,” we do not have any severance agreements with our Named Executive Officers.

Description of Fiscal Year 2015 Company Incentive Plan

The Company Incentive Plan for Fiscal Year 2015, in which our Named Executive Officers participated, covered all eligible employees of the Company and was designed to motivate employees to work together to produce the best possible financial results and to establish the Company as a leading ethanol production facility.  The plan provided employees the opportunity to earn additional compensation based on Company profitability represented by the Company’s net income for Fiscal Year 2015.  The structure of the Company Incentive Plan and the selection of net income as the key financial metric reflected the view of the Compensation Committee that additional compensation should be paid to the employees, including our Named Executive Officers, only in the event we earned a profit for the year and, in addition, that the amount of additional compensation paid, if any, should be tied directly to the amount of profits earned.  Our directors designed the Company Incentive Plan to encourage an individual’s contribution to, and reward an individual for, Company-wide performance and in certain instances, the attainment of specific operational and financial goals that are controlled by, or can be directly impacted, by the individual.

The Company Incentive Plan established different bonus pools with different funding mechanisms and payout percentages.  During Fiscal Year 2015, Ms. Strum fell within the middle management tier of the employee bonus pool and Mr. Hakmiller fell within the CEO bonus pool.  Allocation percentages among the various bonus pools and the individual employees within each pool were based on the relative levels of responsibility within the organization.  The higher levels of allocation established for our Named Executive Officers reflects the judgment of the Compensation Committee that these individuals have the potential for the most significant impact on Company operations and profitability.

Employee Pool

The employee pool established by the Company Incentive Plan for Fiscal Year 2015 was equal to 5.4% of Company net income resulting in a bonus pool of $143,184 (based on net income of $2,651,564 for Fiscal Year 2015 as set forth in our Annual Report).  The Company Incentive Plan provides for maximum payout amounts based on a percentage of base salary for each employee tier within the bonus pool ranging from 8% of base pay and 24% of base pay.  The actual payout amount allocated to each individual within the bonus pool is determined by calculating the employee’s pro rata portion of the maximum payout amount multiplied by the available bonus pool.  Although the Company Incentive Plan provides for a maximum payout amount, our directors retain the discretion to approve payouts in excess of the specified maximum if they believe that such decision is consistent with the Company philosophy of providing employees with the maximum incentive to achieve superior Company performance and align their interest with the interest of our members.

In addition, the Company Incentive Plan provides for additional quarterly short term incentives for employees within the employee bonus pool based on the achievement of specific quarterly Company performance goals other than profitability (i.e. higher volume, better yield, cost savings).  The maximum bonus opportunity for the quarterly performance bonuses is 1% of the employee’s base salary.  Our CEO and certain senior managers are not eligible for this additional quarterly short term incentive compensation.

CEO Bonus Pool

The CEO bonus pool provides for an accelerated payout amount tied directly to the level of Company profitability.  The plan provides for the payout of a bonus at differing levels of net income with higher payout percentages awarded for greater profitability.  The bonus opportunity ranges from 0.70% for net income of less than $2,000,000 up to 1.75% for net income of $15,000,000 or less.  Under these payout metrics, the applicable payout percentage will be applied to the net income amount actually achieved by the Company.

Analysis of Fiscal Year 2015 Compensation Decisions for Mr. Hakmiller

Base Salary

In connection with the negotiation of Mr. Hakmiller’s employment agreement in 2013, the Compensation Committee reviewed information regarding base salaries of principal executive officers of other renewable fuel firms operating primarily in the Midwest as a means of assessing the market value for such executives in the industry.  There was no attempt, however, to position Mr. Hakmiller’s base salary at any given point within the range of salaries reviewed.  Ultimately, his base salary was a negotiated figure based on comparable market rates.  Mr. Hakmiller’s employment agreement provides for a minimum base salary of $232,000 which was his base salary through fiscal year ended September 30, 2014 (“Fiscal Year 2014”).  In Fiscal Year 2015, the Compensation Committee recommended, and the directors approved, increasing Mr. Hakmiller’s base salary to $236,515 which represented, approximately, a 2% cost of living increase consistent with the cost of living increases provided to all Company employees.

Incentive Compensation

The following incentive compensation arrangements developed for Mr. Hakmiller focus both on (a) short-term performance which awards additional compensation based on annual Company profitability, and (b) long-term performance which awards additional compensation linked to an increase in the value of our units over a longer period of time.

•	Company Incentive Plan. Prior to Fiscal Year 2015, Mr. Hakmiller did not participate in the Company Incentive Plan; rather, he participated in a separate performance incentive plan established in his employment agreement. When we initially hired Mr. Hakmiller, the Compensation Committee determined that a separate incentive plan was more appropriate for Mr. Hakmiller for his first two years as Chief Executive Officer of the Company in order to incorporate performance metrics, calculations and adjustment features designed to effectively motivate Mr. Hakmiller despite the Company’s historic operating losses and the Company’s historic operation as a coal-powered plant as opposed to a natural gas-powered plant as used by many competitors in the industry. During Fiscal Year 2015, the Compensation Committee elected to include Mr. Hakmiller as a participant in the Company Incentive Plan under the separate CEO bonus pool. In accordance with the terms of the Company Incentive Plan, Mr. Hakmiller received a $33,145 bonus based on the Company’s achievement of net income in the amount of $2,651,564 which represents the application of a percentage payout amount of 1.25% based on the Company’s achievement of net income less than $6,000,000 but more than $2,000,000.

•	Equivalent Unit Plan. As a form of long-term incentive compensation, on April 9, 2013, the Compensation Committee granted Mr. Hakmiller an award of 100 equivalent units (“Equivalent Units”) intended to approximate the value of a unit of the Company and provide him the opportunity to earn additional compensation tied directly to the increase in value of the Company’s units during his employment with the Company or, if earlier, a sale of the company (the “Equivalent Unit Plan”). The Equivalent Unit Plan was included as an attachment to Mr. Hakmiller’s employment agreement. The Compensation Committee believed the grant of Equivalent Units would more closely align Mr. Hakmiller’s interests with the interests of our members by providing him with an economic stake in the Company that was substantially similar to a member holding our units.

The Equivalent Units granted to Mr. Hakmiller are not actual units of the Company and the Equivalent Units do not entitle him to any rights as a member, including the right to vote at member meetings.  However, the Equivalent Unit Plan grants dividend equivalent rights which provide that if the Company declares a distribution to the members, the Company must pay Mr. Hakmiller an amount equal to the per unit distribution declared for each Equivalent Unit.  The award granted to Mr. Hakmiller will vest if he remains continuously employed through April 9, 2016 (three years from the date of employment) or, if earlier, upon the date of sale of the Company to an unaffiliated party. The purpose of the vesting requirement was to establish an “employment retention” feature whereby Mr. Hakmiller would be incentivized to continue his employment for at least three years.

The Equivalent Unit Plan provides that after vesting, Mr. Hakmiller will have the right to receive a lump sum cash payment to Mr. Hakmiller upon certain triggering events, provided the value of his Equivalent Units has increased over an opening value of $500 per Equivalent Unit (the “opening value”).  The opening value of $500 per Equivalent Unit was determined by our directors based on their estimation of the fair market value of the Company’s units at the time Mr. Hakmiller began employment in April 2013.  A payout is triggered upon Mr. Hakmiller’s separation from service (other than for “cause”) as an employee or, if earlier, upon a sale of the Company to an unaffiliated party.  Upon the occurrence of a triggering event, the then current value of the Equivalent Units will be determined (the “ending value”) and the difference between the ending value and the opening value, if a positive number, will be paid to Mr. Hakmiller. The method of calculating the ending value varies depending on the triggering event as described below.

•	Separation of Service. If the triggering event is Mr. Hakmiller’s separation from service, the ending value of the Equivalent Units will be the average purchase price paid by buyers of our units through the unit matching service in transactions that closed during the six-month period preceding the month in which his employment terminates, provided that at least two such sales of units occurred during such period. In the event there are not two sales during such period, the ending value of the Equivalent Units will then be set at an amount equal to 70% of the book value per unit determined as the end of the calendar quarter immediately preceding the date of his termination of service.

•	Sale of the Company. If the triggering event is a sale of the Company, the ending value of the Equivalent Units will be equal to the value of our units as determined by our directors in reference to the sale price of the Company.

In the event that the Company’s terminates Mr. Hakmiller for “cause” as defined in his employment agreement or for breach of any fiduciary duty owed to, or restrictive covenant with, the Company, Mr. Hakmiller will automatically forfeit all vested or unvested Equivalent Units.

Fiscal Year 2016 Updates

In connection with the Compensation Committee’s review of the compensation programs for Mr. Hakmiller for the fiscal year ending September 30, 2016 (“Fiscal Year 2016”), the Compensation Committee elected to establish a separate cash incentive plan for Mr. Hakmiller.  In Fiscal Year 2016, Mr. Hakmiller will therefore not participate in the Company Incentive Plan.  Mr. Hakmiller will participate in a separate bonus plan which incorporates the following key principles:

•	The key performance metric will remain net income and Mr. Hakmiller’s bonus opportunity will be based on a graduated scale from 0.50% to 2.0% of the net income achieved subject to certain conditions and threshold performance requirements.

•	The net income percentage would then be multiplied by the Company’s annual EBITDA percentage ranking based on an independent third party benchmarking survey for the ethanol industry.

•	The plan will establish a net income floor of $4,000,000 that must be achieved before any bonus will be paid to Mr. Hakmiller.

The Compensation Committee believes that the terms of the new bonus plan will continue to incentivize Mr. Hakmiller to strive for maximum profitability while also ensuring (a) that our members will receive a reasonable rate of return prior to any bonus payout to Mr. Hakmiller and (b) the Company is performing better than or comparable to other companies within its peer group and that the amount of any bonus paid to Mr. Hakmiller is appropriate in light of such performance against the Company’s peer group.

Analysis of Compensation Decisions for Ms. Strum

Base Salary

Adjustments to the base salary for Ms. Strum were determined by Mr. Hakmiller.  In considering Ms. Strum’s base salary for Fiscal Year 2015, Mr. Hakmiller considered her performance and level of responsibility within the organization and the financial performance of the Company during the previous year.  Based on his consideration of the foregoing factors and the fact that Ms. Strum was promoted to Director of Finance and assumed the role of the Company’s principal financial officer, Mr. Hakmiller increased Ms. Strum’s base salary to $94,789 representing a nine percent (9%) increase in her base salary over her prior year’s compensation.

Company Incentive Plan

As stated above, Ms. Strum fell within the middle management tier of the employee bonus pool established under the Company Incentive Plan.  In accordance with the terms of the Company Incentive Plan, Mr. Strum received a bonus of $12,574 based on the Company’s achievement of net income of $2,651,564 during Fiscal Year 2015 which constitutes an allocation of 8.8% of the available bonus pool to Ms. Strum.  In addition, Ms. Strum also received additional quarterly bonuses in an aggregate amount of $710 based on the achievement of the quarterly Company performance goals established for Fiscal Year 2015.

Fiscal Year 2016 Updates

Mr. Hakmiller has determined that during Fiscal Year 2016, Ms. Strum will continue to participate in the employee bonus pool established under the Company Incentive Plan; however, she will participate at the upper management tier rather than the middle management tier which will increase the maximum payout percentage to 24% of her base salary instead of 18% of her base salary.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the compensation discussion and analysis set forth in this Proxy Statement with management, and, based on that review and discussion, recommended to the directors that the compensation discussion and analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Kurt Olson
Bill Couser
Rick Vaughn
Jim Hill
Greg Geoffroy

EXECUTIVE COMPENSATION

The following table provides all compensation paid to or earned by our Named Executive Officers in Fiscal Year 2015 and preceding fiscal years.

Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation[1] ($)	All Other Compensation[2] ($)	Total ($)

Eric Hakmiller, President and Chief Executive Officer	2015	$236,515	$33,145	$43,789	$313,449
	2014	$232,000	$385,464	$99,825	$717,289
	2013	$102,615	$0	$19,628	$122,243

Kristine Strum, Director of Finance (Principal Financial Officer)[3]	2015	$94, 789	$13,283	$4,670	$112,742
	2014	$86,109	$16,257	$3,081	$105,447
	2013	$81,843	$24	$2,455	$84,322

Neal Greenberg, Former Interim Chief Financial Officer [4]	2015	$0	$0	$29,902	$29,902
	2014	$0	$0	$125,047	$125,047

[1]	Represents payout amounts to our Named Executive Officers pursuant to the Company Incentive Plan or with respect to Mr. Hakmiller for prior fiscal years pursuant to the annual performance plan set forth in his employment agreement. See the section entitled "Compensation Discuss and Analysis" for additional details on the Company Incentive Plan.
[2]	Amounts reported in this column for Fiscal Year 2015 include: (i) contributions made by the Company to the 401(k) Plan for the account of each Named Executive Office during the fiscal year in amounts equal to $11,289 for Mr. Hakmiller and $3,741 for Ms. Strum; (ii) a cash payment to Ms. Strum in the amount of $929 for unused paid time off accrued during the fiscal year; and (iii) a cash payment to Mr. Hakmiller of $32,500 in accordance with the dividend equivalent rights set forth in his Equivalent Unit Plan relating to the distributions to our members declared during Fiscal Year 2015. During Fiscal Year 2015, all employees participating in the 401(k) Plan, including our Named Executive Officers, were eligible to receive a matching employer contribution equal to 50% of the first 6% contributed by an employee from his or her base salary for the fiscal year. No additional discretionary employer contributions to the 401(k) Plan was made during Fiscal Year 2015.
[3]	Ms. Strum was appointed as our Director of Finance (Principal Financial Office) on October 3, 2014.
[4]	Mr. Greenberg ceased serving as our interim Chief Financial Officer effective October 3, 2014. Mr. Greenberg was an employee of CFO Systems and all services rendered by Mr. Greenberg were provided to us on an independent contractor basis. All payments for his services were made directly to CFO Systems. The services rendered by Mr. Greenberg and CFO Systems were provided pursuant to the terms of a letter agreement between CFO Systems and the Company dated January 15, 2014 which provided that either party could terminate the arrangement upon thirty (30) days written notice. Mr. Greenberg and CFO Systems ceased providing services to the Company as of October 3, 2014.

Grants of Plan-Based Awards Tables for Fiscal Year 2015

The following table sets forth information concerning the additional compensation potentially available to the Named Executive Officers during Fiscal Year 2015 under the Company Incentive Plan.

	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards

	Threshold[1]	Target[2]	Maximum[3]
Eric Hakmiller	$0	$33,145	$262,500
Kristine Strum	$0	$13,283	$18,047

[1]	The Company Incentive Plan did not designate a minimum amount of additional compensation that would be paid based on achieving a minimum or "threshold" level of company profitability.
[2]	The Company Incentive Plan did not designate a specific amount of additional compensation that would be paid based on achieving a designated or "targeted" level of Company profitability and therefore, the target amounts set forth above reflect the actual amounts paid to each Named Executive Officer under the Company Incentive Plan during Fiscal Year 2015 as also set forth in the "Summary Compensation Table" above.
[3]	Although the Company Incentive Plan did not designate a specific maximum payout amount, the payout percentage table set forth in the CEO bonus pool section, fails to set forth any payout percentage for net income in amounts in excess of $15,000,000 and therefore, the table above assumes an estimated maximum payout amount of $262,500 representing a 1.75% payout percentage on net income of $15,000,000. With respect to the employee bonus pool, the Company Incentive Plan established a maximum award amounts based on a percentage of base pay for employees in the employee bonus pool including Ms. Strum. During Fiscal Year 2015, the maximum payout amount available to Ms. Strum under the Company Incentive Plan was 18% of her base salary for the annual bonus which equaled $17,099 and 1% of her base salary for the quarterly performance bonuses which equaled $948. Notwithstanding this maximum payout amount, the Compensation Committee has the discretion to allocate bonus payouts in excess of the maximum payout in recognition of superior Company or individual performance.

Outstanding Equity Participation Awards at 2015 Fiscal Year-End

The following table provides information concerning outstanding equity participation awards held by our Named Executive Officers as of September 30, 2015.  As disclosed above, Mr. Hakmiller was awarded 100 Equivalent Units under the Equivalent Unit Plan which vest April 9, 2016.

Name and Principal Position	Date Granted	Vesting Date	Number of Unvested Units	Market Value of Unvested Units[1]

Eric Hakmiller, President and Chief Executive Officer	April 9, 2013	April 9, 2016	100	$47,600

[1]
The market value of Mr. Hakmiller's unvested Equivalent Units was calculated by multiplying the number of unvested Equivalent Units by the book value of the Company's units as of September 30, 2015 less $500 per Equivalent Unit which represents the opening value of the award as discussed above under the section entitled "Compensation Discussion and Analysis – Analysis of Compensation Decisions for Mr. Hakmiller."

CEO Employment Agreement

On April 9, 2013, we entered into an Employment Agreement with Eric Hakmiller pursuant to which we retained Mr. Hakmiller as the President and Chief Executive Officer of the Company (the "CEO Employment Agreement").  The CEO Employment Agreement provides for an annual salary of not less than $232,000 and that Mr. Hakmiller has the right to participate in the other fringe benefits available to employees of the Company (i.e. medical, dental disability or life insurance, 401(k) or other retirement plans or programs).  The CEO Employment Agreement also includes the Equivalent Unit Plan described above in the section entitled "Compensation Discussion and Analysis – Analysis of Compensation Decisions for Mr. Hakmiller."

The CEO Employment Agreement remains in effect until it is terminated in accordance with its terms.  The CEO Employment Agreement will terminate automatically upon the death or disability of Mr. Hakmiller. The CEO Employment Agreement may also be terminated by the Company for "cause", as that term is defined in the CEO Employment Agreement, or by Mr. Hakmiller in the event of any uncured breach of the CEO Employment Agreement by the Company.  Both the Company and Mr. Hakmiller may also elect to terminate the CEO Employment Agreement at any time for any reason which termination upon thirty (30) days' prior written notice.

No Change of Control or Severance Agreements

Other than the vesting of the Equivalent Units granted to Mr. Hakmiller under the Equivalent Unit Plan discussed above under the section entitled "Compensation Discussion and Analysis – Analysis of Compensation Decisions for Mr. Hakmiller," our executive officers do not have change of control or severance agreements, which means our directors retain discretion over severance arrangements if it decides to terminate their employment.

Potential Payments upon Termination or Change in Control

The only compensation program of the Company that provides for potential payments upon termination of employment or upon a change in control is the Equivalent Unit Plan for Mr. Hakmiller.  The Equivalent Unit Plan is described in detail above under the section entitled "Compensation Discussion and Analysis – Analysis of Compensation Decisions for Mr. Hakmiller", including the specific circumstances that would trigger a payout, the manner in which the amount of the payout would be determined and the vesting and forfeiture conditions applicable to his Equivalent Units.

Assuming the vesting of the award, the Equivalent Unit Plan, provides a potential payout to Mr. Hakmiller (i) upon the termination of his employment with the Company other than for "cause" or (ii) upon the Sale of the Company (assuming he remains an employee at the time of such sale).  The Equivalent Unit Plan defines "Sale of the Company" as a (A) a sale of all or substantially all of the assets of the Company in any transaction or series of related transactions, other than to an entity that controls or is controlled by the Company or pursuant to the granting of, or the enforcement of, any mortgage, security interest, financing statement or other lien on any of the assets of the Company or any affiliate; (B) any merger, consolidation or reorganization to which the Company is a party, if immediately following such transaction the members of the Company immediately prior to the transaction hold less than 50% of the voting power of the Company's or its successor's equity interests; or (C) a sale of a majority of the voting power of the Company's equity interests by the members of the Company in any transaction or series of related transactions other than to an entity that controls or is controlled by the Company prior to such sale.

In the event that the Company's terminates Mr. Hakmiller for "cause" as defined in his employment agreement or for breach of any fiduciary duty owed to, or restrictive covenant with, the Company, Mr. Hakmiller will automatically forfeit all vested or unvested Equivalent Units.

Potential Post-Termination Benefits Table

The table below quantifies the compensation that would have become payable to Mr. Hakmiller pursuant to the Equivalent Unit Plan, assuming that Mr. Hakmiller's Equivalent Units had previously vested, in the event his employment had terminated on September 30, 2015 under various circumstances.

Hakmiller Equivalent Unit Plan
Voluntary	Involuntary			Disability	Retirement	Sale of the Company
	For Cause	Without Cause	Death
$14,683	$0	$14,683	$14,683	$14,683	$14,683	$47,600

The estimates of the potential payouts to Mr. Hakmiller under the Equivalent Unit Plan set forth in the table above are based on the following calculations:

(A)	Sale of the Company: Assumes a per unit sale price paid by a third party to the Company in connection with a Sale of the Company equal to the book value of the Company's units as of September 30, 2015 which was $976 per unit. The ending value for the Equivalent Units would have been $976 per unit, resulting in an increase of value of $476 per Equivalent Unit, determined by subtracting the opening value of $500 per unit from the ending value of $976 per unit and multiplying it by the 100 Equivalent Units.

(B)	Termination of Employment. Assumes an ending value for the Equivalent Units of $646.83 per unit which results in an increase of value of $146.83 per Equivalent Unit, calculated by subtracting the opening value of $500 per unit from the ending value of $646.83 per unit, then multiplying it by 100 Equivalent Units. The ending value of the Equivalent Units would have been determined by dividing (i) the aggregate amount paid by all buyers of the Company's units pursuant to the unit matching service during the six months prior to September 30, 2015, and (ii) the aggregate number of units sold to those buyers. During that six-month period, there were eight sales transactions, with sales prices ranging from a low of $600 per unit to a high of $819 per unit.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during Fiscal Year 2015, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a director or a member of a compensation committee of any entity that has one or more executive officers serving as one of our directors or as a member of our Compensation Committee.

PROPOSAL 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our directors and the Audit Committee have selected RSM US, LLP, formerly McGladrey LLP ("RSM"), as the Company's independent registered public accounting firm (sometimes referred to in this Proxy Statement as our "independent auditor") for the fiscal year ending September 30, 2016, and our directors are asking the members to ratify that selection.  RSM has served as our independent registered public accounting firm since October 2005.  Although the engagement, retention and supervision of the Company's independent registered public account firm is within the authority of our directors and the Audit Committee, the directors consider the selection of the auditor to be an important matter of member concern and are submitting the selection of RSM for ratification by the members as a matter of good corporate practice.

One or more representatives of RSM are expected to be present at the 2016 Annual Meeting and will have the opportunity to make a statement at the meeting if they desire to do so, and are also expected to be available to respond to appropriate questions.

Disclosure of Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by RSM for the audit of our annual financial statements for the fiscal years ended September 30, 2015 and 2014 and fees billed for other services rendered by RSM during those periods:

	Year Ended September 30,
	2015	2014
Audit Fees	$77,400	$79,700
Audit Related Fees	$5,800	$5,700
Tax Fees	$42,000	$24,000
TOTAL	$125,200	$109,400

Audit Fees.  The audit fees were billed for the audit by RSM of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q or services that are normally provided by RSM in connection with statutory and regulatory filings or engagements.

Audit Related Fees.  The audit related fees were incurred for SEC reporting matters and other audit related services.

Tax Fees.  The tax fees were billed for services rendered by RSM for tax compliance, tax advice and tax planning.  The nature of the services comprising the tax fees was for year-end tax preparation of the partnership return and associated K-1's.

Our Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of RSM.

Pre-Approval of Audit and Non-Audit Services

As set forth in the charter of the Audit Committee, it is the policy of the Company that all audit and non-audit engagements of RSM are pre-approved by the Audit Committee.

Vote Required

The affirmative vote of a majority of the units represented in person or by proxy at the 2016 Annual Meeting, assuming a quorum is present, is required for the approval of the proposal.  Abstentions or proxies or ballots marked to "withhold authority" will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted as votes cast for or against Proposal 3.

OUR DIRECTORS RECOMMEND THAT MEMBERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2016.

AUDIT COMMITTEE REPORT

Members should be aware that under Securities and Exchange Commission rules, the following report issued by the Audit Committee relating to certain of its activities during Fiscal Year 2015 is not considered "filed" with the Securities and Exchange Commission under the Securities Exchange Act of 1934, and is not incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, unless specifically referenced.

Our directors have the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company.  The Audit Committee's general purpose is to assist our directors in fulfilling their responsibilities by overseeing the accounting and financial reporting processes of the Company, the audits of our financial statements, the qualifications and performance of the independent registered public accounting firm engaged as our independent auditor, and the performance of our internal accounting, financial reporting and auditing processes.

The Audit Committee relies on the expertise and knowledge of management and the independent auditor in carrying out its oversight responsibilities.  Management is responsible for the preparation, presentation, and integrity of the Company's financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.  Management is also responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of the Company's system of internal control.  The Company's independent auditor, RSM, is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee has reviewed and discussed the Company's audited financial statements and related footnotes for the fiscal year ended September 30, 2015, and the independent auditor's report on those financial statements, with the Company's management and with RSM.  Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles.

The Audit Committee has discussed with RSM the matters required to be discussed by the Public Company Accounting Oversight Board.  The Audit Committee has also received the written disclosures and the letter from RSM required by applicable requirements of the Public Company Accounting Oversight Board regarding RSM communications with the Audit Committee concerning independence, and has discussed with RSM that firm's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2015.

AUDIT COMMITTEE

Richard Johnson
Tim Fevold
Brian Conrad
Rick Vaughan

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table provides certain information as of January 11, 2016 with respect to the unit ownership of: (i) each director and director nominee of the Company, (ii) each Named Executive Officer of the Company (as defined in the section entitled "Compensation Discussion and Analysis" above) and (iii) all officers and directors of the Company as a group.  The Company is not aware of any person or group (as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) was the beneficial owner of more than 5% of our outstanding units, and no person or group held more than 5% of our outstanding units pursuant to any voting trust or similar agreement.  The percentages in the table below are based on 42,049 units outstanding on January 11, 2016.  No family relationships exist among our directors and executive officers.

Name of Beneficial Owner[1]	Amount and Nature Of Beneficial Ownership[2]	Percent of Class

William Couser, Director	413[3]	0.98%
Jeff Taylor, Director and Chairman	580[3,4]	1.38%
Timothy Fevold, Director	126	0.30%
Terrill Wycoff, Director and Treasurer	460	1.09%
James Hill, Director	250	0.59%
Brian Conrad, Director and Vice Chairman	605[3]	1.44%
Rick Vaughan, Director	-0-	-
Richard Johnson, Director and Secretary	145	0.34%
Kurt Olson, Director	200	0.48%
Gregory Geoffrey, Director	-0-	-
James E. Dickson, Director Nominee	50[5]	0.12%
Eric Hakmiller, President	75	0.18%
Kristine Strum, Director of Finance	-0-	-
Neil Greenberg, Former Interim Chief Financial Officer[6]	-0-	-
All directors, director nominees and executive officers as a group (14 Persons)	2,904	6.91%

[1]	The address for all of our directors, director nominees and executive officers is the address of the Company's principal executive offices located at 59511 W. Lincoln Highway, Nevada, Iowa 50201.
[2]	Unless otherwise indicated by a footnote, all of the units are directly owned by the listed individual or jointly owned with their spouse and are not pledged as security by the listed individual.
[3]	All of the units are pledged as security by the listed individual, except that only 417 units of Mr. Conrad's units are pledged.
[4]	Fifty of the units are held by a trust for which Jeff Taylor serves as one of the trustees and fifty of the units are held by minor children of Mr. Taylor.
[5]	Mr. Dickson's units are held in the James E. Dickson Trust dated September 24, 2014 of which Mr. Dickson serves as trustee.
[6]	Neal Greenberg served as Lincolnway Energy's interim chief financial officer from January 21, 2014 until October 3, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules of the SEC require our directors, certain officers and beneficial owners of more than 10% of our outstanding units to file reports of their ownership and changes in ownership of our units with the SEC. Company employees generally prepare these reports on behalf of our executive officers on the basis of information obtained from them and review the forms submitted to us by our non-employee directors and beneficial owners of more than 10% of the units.  Based on such information, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by our directors, officers and beneficial owners of more than 10% of the units during or with respect to Fiscal Year 2015 were filed on time, except that Mr. Conrad did not timely file Form 4s relating to his purchase of units in July and August of 2015 and Mr. Hakmiller did not timely file a Form 4 relating to the purchase of units by his spouse pursuant to her 10b5-1 purchase plan in July 2015, but all such Form 4s were subsequently filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We do not have any formal written policy governing the review and approval of related party transactions; however, our directors have an informal policy providing that the directors review all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The charter of the Nominating and Company Governance Committee also provides that the committee shall make recommendations and review principles, policies and programs designed to ensure the Company's compliance with applicable legal and regulatory requirements including those relating to conflicts of interests.  Company did not have any related party transactions during Fiscal Year 2015.

MEMBER PROPOSALS FOR THE 2017 ANNUAL MEETING OF MEMBERS

We currently anticipate holding the annual meeting for 2017 in February, March or April of 2017.  The Company is not required to consider any proposal or director nomination petition that does not meet the requirements of the SEC and our Operating Agreement and therefore, any member who wishes to submit a proposal or director nomination petition is encouraged to seek independent counsel about the requirements of the SEC and our Operating Agreement.

All proposals and nomination petitions should be directed to the Company's principal executive office located at 59511 W. Lincoln Highway, Nevada, Iowa, 50201, to the attention of the Company's Secretary.  We also recommend that proposals and director nomination petitions be sent by electronic means or by certified mail, return receipt requested, or by another means that permits proof of the date of delivery.

Member Proposals to be Considered for Inclusion in the Company's 2017 Proxy Statement Under SEC Rules

Under applicable SEC rules, including Rule 14a-8 of the Exchange Act, any member proposal to be considered by the Company for inclusion in the proxy materials for the 2017 Annual Meeting of Members must be received by the Secretary of the Company, at 59511 W. Lincoln Highway, Nevada, Iowa 50201, no later than one-hundred and twenty (120) days prior to when we mailed the proxy materials for the preceding year's annual meeting.  Accordingly, we determined that members must submit proposals related to the 2017 Annual Meeting of Members to the Company by September 23, 2016.  Proposals submitted later than September 23, 2016 will be considered untimely and will not be included in the Company's proxy statement for the 2017 Annual Meeting of Members.

In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, which lists the requirements for inclusion of member proposals in company-sponsored proxy materials.  Our directors will review proposals submitted by members for inclusion at our next annual meeting of members and will make recommendations to our directors on an appropriate response to such proposals.  As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included in our proxy materials.

Requirements for Member Proposals to be Brought Before the 2017 Annual Meeting of Members

Pursuant to Rule 14a-4(c) under the Exchange Act, if the Company does not receive advance notice of a member proposal to be brought before its next annual meeting of members in accordance with the requirements of its Operating Agreement or other governing documents, the proxies solicited by the Company may confer discretionary voting authority to vote proxies on the member proposal without any discussion of the matter in the proxy statement.

Section 5.4 of our Operating Agreement provides that written notice of a member proposal or other business a member intends to present at the next annual meeting must be delivered to, or mailed and received at, the principal executive offices of the Company no later than one-hundred and twenty (120) days prior to when we mailed the proxy materials for the preceding year's annual meeting.  Members must therefore submit notice of any member proposals for the 2017 Annual Meeting of Members to the Company by September 23, 2016.  Proposals submitted later than September 23, 2016 will be considered untimely and will not constitute business that may properly be brought before the 2017 Annual Meeting of Members.

As to each matter the member proposes to bring before the 2017 Annual Meeting of Members, the member's notice must set forth: (i) a description of the proposal or business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address, as they appear in the Company's books, of the member making the proposal; (iii) the number of units beneficially owned by such member, the period of time the member has beneficially owned those units, and a statement that the member intends to continue to hold the units through the date of the annual meeting; (iv) any material interest of the member in the proposal or business; and (v) all other information that would be required to be provided by the member pursuant to Regulation 14A under the Exchange Act if the member has submitted the proposal pursuant to Rule 14a-8 under the Exchange Act.  The Company does not have any obligation to include any such proposal in the proxy statement, proxy or ballot or other proxy materials of the Company.  Our Operating Agreement also provides that the presiding officer at an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the annual meeting and, if he should so determine, such business shall not be transacted.

A copy of our Operating Agreement will be furnished to members without charge upon written request delivered to the Secretary of the Company at the Company's principal executive office.

Director Nominations

Information regarding the process for members to make director nominations for our 2017 Annual Meeting of Members is set forth above under the section entitled "Directors and Corporate Governance – Director Nomination Process."

OTHER MATTERS

The directors do not intend to bring any other business before the 2016 Annual Meeting, and no member proposals will be able to be made or acted upon at the 2016 Annual Meeting, so the only member actions to be acted upon at the 2016 Annual Meeting will be the vote on the three proposals as described and provided in this Proxy Statement.

By order of the Directors,

/s/ Richard Johnson
Richard Johnson, Secretary

Nevada, Iowa
January 21, 2016

LINCOLNWAY ENERGY, LLC
PROXY CARD
2016 ANNUAL MEETING OF MEMBERS
March 3, 2016

The undersigned hereby appoints Jeff Taylor and Brian Conrad, and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the units of LINCOLNWAY ENERGY, LLC, LLC (the "Company") held of record by the undersigned on January 21, 2016, at the Annual Meeting of Members of the Company to be held on March 3, 2016 and any adjournment(s) thereof (the "2016 Annual Meeting"), commencing at 6:30 p.m., at the Holiday Inn Ames Conference Center, 2609 University Blvd., Ames, Iowa, and any postponements or adjournments thereof.  If you need directions to the Holiday Inn, please call Lincolnway Energy at (515) 232-1010.

The proxy when properly executed will be voted as directed by the undersigned member.  If no direction is made, this proxy will be voted "FOR" Proposal 1 – Amendments to the Operating Agreement, "FOR" each of the director nominees nominated in Proposal 2  and "FOR" Proposal 3 – Ratification of the Independent Registered Public Accounting Firm.  The proxies, in their discretion, are further authorized to vote on other matters which may properly come before the 2016 Annual Meeting and any adjournments or postponements thereof.

You can deliver this proxy card in person at the 2016 Annual Meeting prior to the announcement of the voting results.  You can also deliver this proxy card to the principal office of the Company at 59511 W. Lincoln Highway, Nevada, Iowa 50201 in person or by mail which the proxy card must be RECEIVED by the Company before 3:00 p.m. on March 3, 2016 in order to be valid and counted.

If you return your proxy card before the 2016 Annual Meeting and decide that you want to change your vote, you can do so by coming to the Company's principal office before 3:00 p.m. on March 3, 2016 or by coming to the 2016 Annual Meeting and notifying any director at any time before the voting results are announced at the 2016 Annual Meeting.  In either case, you will be given another proxy card to complete and deliver either at the 2016 Annual Meeting or to the Company's principal office at any time before 3:00 p.m. on March 3, 2016.

PLEASE INDICATE YOUR SELECTIONS BY FIRMLY PLACING AN "X" IN THE APPROPRIATE BOX(ES) FOR EACH PROPOSAL WITH BLUE OR BLACK INK

PROPOSAL 1-VOTE ON AMENDMENTS TO THE OPERATING AGREEMENT:  Proposal to amend the Second Amended and Restated Operating Agreement to reduce the range of directors to not less than seven (7) nor more than nine (9) and to allow our directors to determine and establish the number of directors to serve as directors of the Company from time to time. Our directors recommend a vote "FOR" this proposal.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 2-VOTE ON ELECTION OF DIRECTORS:  Proposal to elect three director nominees identified below to serve until the 2019 Annual Meeting of Members or until their successors shall be elected and qualified.  You can vote for less than three nominees, and, in that case, your vote for the nominee or the two nominees designated by you will be counted, but you will be deemed to have abstained and withheld from voting for all of the other nominees.  If you do not vote for any of the nominees, the proxies will vote your units "FOR" each of the nominees.  Our directors recommend a vote "FOR" each of the three nominees.

James Hill	☐	FOR	☐	WITHHOLD / ABSTAIN
Kurt Olson	☐	FOR	☐	WITHHOLD / ABSTAIN
James Dickson	☐	FOR	☐	WITHHOLD / ABSTAIN

PROPOSAL 3-VOTE ON RATIFICATION OF SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: Proposal to ratify the selection of RSM US LLP, formerly McGladrey LLP, to act as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2016.  Our directors recommend a vote "FOR" this proposal.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PLEASE SIGN, DATE AND RETURN THIS PROXY as soon as possible to Lincolnway Energy, LLC, 59511 W. Lincoln Highway, Nevada, Iowa 50201.

Dated: __________________, 2016

SIGNATURE BLOCK FOR INDIVIDUALS	SIGNATURE BLOCK FOR ENTITY**
OR JOINT OWNERS*	(Corporation, Partnership, Trust, IRA)

(Signature 1)	(PRINTED Entity Name)
Printed Name 1:
(Authorized Signature)

Printed Authorized Name:
(Signature 2)
Printed Name 2:	Title:

*        If units are held jointly, each holder should sign.  Please sign your name exactly as it appears on the unit certificate.
**    Please sign your name exactly as it appears on the unit certificate.  If signing for estates, trusts, corporations, IRAs or partnerships, title or capacity should be stated.